Exhibit 21.1
INTEL CORPORATION
SUBSIDIARIES1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Intel International, Inc.	California, U.S.
Intel Commodities Limited	Cayman Islands
Intel European Finance Corporation	Cayman Islands
Intel Capital Corporation	Delaware, U.S.
Intel Overseas Funding Corporation	Cayman Islands
Cyclops Holdings, LLC	Delaware, U.S.
Intel Americas, Inc.	Delaware, U.S.
Intel Technology (US), LLC	California, U.S.
Altera Corporation	Delaware, U.S.
Intel Benelux B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel Finance B.V.	Netherlands
Intel Corporation (UK) Ltd.	United Kingdom
Intel Technologies, Inc.	Delaware, U.S.
Intel Ireland Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Mobileye Vision Technologies Ltd.	Israel
Intel Semi Conductors Ltd.	Israel
Intel Semiconductor (Dalian) Ltd.	China
Intel Semiconductor (US) LLC	Delaware, U.S.

[1]
As of December 29, 2018. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other Intel Corporation subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 29, 2018.